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                                                                     Exhibit 3.4

                         CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                       HOLLIS-EDEN PHARMACEUTICALS, INC.

  Hollis-Eden Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

  1. The name of the Corporation is Hollis-Eden Pharmaceuticals, Inc. The Corporation was originally incorporated under the name Initial Acquisition Corp. The original Certificate of Incorporation for Initial Acquisition Corp. was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on November 18, 1992. The name of the Corporation was changed from Initial Acquisition Corp. to Hollis-Eden Pharmaceuticals, Inc. through a Certificate of Merger filed with the Secretary of State on March 26, 1997.

  2. Pursuant to a meeting of the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL, the Corporation adopted resolutions setting forth a proposed Amendment to Certificate of Incorporation of the Corporation, declaring said Amendment to Certificate of Incorporation to be advisable and authorizing the officers of the Corporation to present the proposed Amendment to Certificate of Incorporation to the stockholders of the Corporation for their consideration.

  3. Thereafter, the proposed Amendment to Certificate of Incorporation of the Corporation was approved by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly convened annual meeting of stockholders called in accordance with Section 222 of the DGCL.

  4. Pursuant to Section 242 of the DGCL, this Amendment to Certificate of Incorporation amends the provisions of the Certificate of Incorporation of this Corporation filed with the Secretary of State on March 26, 1997.

  5. This Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141 and 242 of the DGCL.

  6. Paragraph A of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

     "IV(A). This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is sixty million (60,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one cent ($.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01)."

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  In Witness Whereof, Hollis-Eden Pharmaceuticals, Inc. has caused this
Certificate of Amendment to be signed by its Vice President and Corporate General Counsel this 30th day of July, 2001.


                                   Hollis-Eden Pharmaceuticals, Inc.


                                   By: /s/ Eric J. Loumeau
                                       ------------------------------
                                       Eric J. Loumeau, Esq.
                                       Vice President, Corporate General Counsel